Exhibit 10.13

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) dated as of 23 June 2020 (the “Effective Date”), is by and between the following parties:

Life Science Biosensor Diagnostics Pty Ltd., an Australian proprietary limited company having an address at Level 9, 85 Castlereagh Street, Sydney NSW 2000 Australia (“Licensor”); and

GBS Inc., a company having an address at 708 3rd Ave, Floor 6, New York, NY 10017 (“Licensee”),

(each, a “Party” and collectively the “Parties”).

WHEREAS:

(a)	Licensor owns:

i.	Technology related to measuring, or otherwise determining, the following: (a) the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2); each in a bodily fluid (e.g., saliva, blood) (each an “Indicator” and collectively the “Indicators”);

ii.	products (including, meters, strips, and accessories), systems, methods, processes, applications, and implementation for or of measuring or otherwise determining the amount or concentration and existence of each Indicator in a bodily fluid (individually and collectively, the “Biosensor Technology”); and

iii.	Proprietary Rights in and to Biosensor Technology (individually and collectively, the “Biosensor Proprietary Rights,” collectively with the Biosensor Technology, the “Biosensor IP”).

(b)	Licensor wishes to permit Licensee, and Licensee wishes to have the right, to use, manufacture, market, offer, and sell Licensed Products including using Biosensor Technology in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, Parties agree as follows:

1.	Definitions; Interpretation

1.1	Definitions.

“Affiliate” means any entity or other legal or juridical person that, directly or indirectly, controls, or is controlled by, or is under common control with, Licensor; whereby “control” of a person or Party means direct or indirect ownership of fifty percent (50%) or more of the beneficial or record ownership of the outstanding shares or other ownership interests or the direct or indirect power to designate fifty percent (50%) or more of directors, managers, or individuals exercising authority in its governance; provided that, notwithstanding the foregoing, Licensee shall be deemed not to be an Affiliate of Licensor under or in connection with this Agreement.

“Anonymized Database” means a database collecting all Anonymized Demographic Information, and all Biosensor Data provided by Licensor to Licensee under Section 4.6, categorized under the different Anonymized Identifiers that is stored on a cloud-based server or cloud based servers controlled by Licensor with a cloud server provider approved in advance in writing by Licensor to Licensee, and any back-up database that may be continuously and simultaneously updated with such production database and is located geographically separate from the production database, or any other server notified by Licensor to Licensee as the server for the purposes of storing the production database.

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“Anonymized Demographic Information” means, with regard to an End User, all demographic information, including, without limitation, gender, age, race or ethnicity, disease information, other medical information, and eponymous data, of such End User, but excluding any End User Identifiable Data.

“Anonymized End User Data” means collectively with regard to a specific Anonymized Identifier such Anonymized Identifier, all Anonymized Demographic Information under such Anonymized Identifier, and all Biosensor Data under such Anonymized Identifier. The term Anonymized End User Data does not include any End User Identifiable Data.

“Anonymized Identifier” means a unique identifier given to an individual End User, which unique identifier has the only purpose of distinguishing such individual End User from any other individual End User but does not disclose or make available to Licensor the identity or any End User Data of such End User.

“Authorized Supplier” means, with regard to a Licensed Product, Licensor, Licensee or any of their Affiliates, or any third party manufacturer and/or reseller that: (a) Licensee has expressly identified or approved in advance in writing with the Licensor; (b) can manufacture and supply the Licensed Product in accordance with Good Manufacturing Practices for the manufacture and supply of such Licensed Product for the Licensee, provided that such a supplier shall cease being an Authorized Supplier upon the earlier of Licensor’s notifying Licensee thereof in writing or that supplier not being able to manufacture and supply the Licensed Product in accordance with Good Manufacturing Practices.

“Biosensor Data” means, individually and collectively, any and all data, documentation, and information collected by any Licensed Product that measures or otherwise determines the existence, amount or concentration of any one or more Indicator in a bodily fluid (e.g., saliva, blood) and stores such values and other information and/or transmits such values and other information for storage, viewing, or processing on a different instrument (including, the SARS-CoV-2 IgG, IgM, IgA levels, date, time, and other information from or related to a specific measurement).

“Commercial Unit” means, with regard to a Licensed Product, one (1) biosensor strip product unit at which such Licensed Product is offered by Licensee to, or resale or provision to, individual end users of such Licensed Product.

“Derivation” means, with regard to any Technology, any modification, improvement, derivative work, derivation, adaptation, localization, translation, transliteration, and/or compilation of any kind, directly or indirectly, to or of or from or based on or over such Technology. A Derivation to any Technology that is a Derivation is also a Derivation.

“End User” means, with regard to a Licensed Product, any individual who procures for use or uses any Commercial Unit of such Licensed Product. For the avoidance of doubt, End User includes any subject who provides a bodily fluid for the assessment of any one or more Indicator and performs such assessment using such provided bodily fluid and any individual who receives for the assessment of any one or more Indicator a bodily fluid of another and performs such assessment using such received bodily fluid.

“End User Identifiable Data” means, with regard to an End User, any data and information that relates to the past, present, or future physical or mental health or condition of such End User; the provision of health care to such End User; or the past, present, or future payment for the provision of health care to such End User; in each case that identifies such End User or with respect to which there is a reasonable basis to believe such data and information can be used to identify such End User including, without limitation, the name, address, social security or similar government-issued number, and number of a passport or other government-issued identification document of such End User.

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“End User Identifiable Database” means a production database collecting all End User Identifiable Data that is stored on a cloud-based server or cloud based servers with a cloud server provider approved in advance in writing by Licensor to Licensee to which Licensee shall for the Term have continuous password-protected and secure access, and any back-up database that may be continuously and simultaneously updated with such production database and is located geographically separate from the production database, or any other server notified by Licensor to Licensee as the server for the purposes of storing the production database.

“Expiry Date of the Patent” means the final date of the protection afforded to the patent portfolio directly associated with the development of the Licensed Product, as advised in writing by Licensor to Licensee from time to time.

“Good Manufacturing Practices” means the good manufacturing practices that apply to the manufacture of medical device and therapeutic goods, including the Licensed Product, in the Territory and as required under any applicable law, including, but not limited to, guidelines set by the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (ICH)

“Interference” means, with regard to a Database, any event of: (i) any Malware having any effect on any data in such Database, on any data while transmitted to or from such Database, or on any access to, or ability to access, such Database or any data therein, and/or (ii) any invasion into or unauthorized or fraudulent access to, or interference with, such Database, any data in such Database, or any data while transmitted to or from such Database.

“IDE” means an investigational device exemption that allows the Licensee to collect data for the purposes of supporting a pre-market approval application to, or a premarket notification submission from, a Regulatory Authority so that it can manufacture, offer, sell, promote and supply the Licensed Product within the Territory.

“Investigational Device” means a device, including a transitional device, which is an embodiment of the Licensed Product for the purpose of obtaining Regulatory Approval for the Licensed Product.

“Investigation” means the process of conducting any clinical trial, investigation or research involving any one or more subject of the for the purpose of obtaining Regulatory Approval for an Investigational Device.

“Licensed Material” means any sales literature or other promotional documents, items, material, or things for use in connection with promoting, marketing, offering for sale, manufacturing and selling Licensed Products made available, approved by the Licensor.

“Licensed Product” means products relating to the Biosensor Technology as outlined in Schedule 1 which is developed by an Authorized Supplier as outlined in Schedule 1.

“Licensed Rights” means the right, to use, market, offer, and sell Licensed Products including the use of the Biosensor Technology in the Territory under the Biosensor Proprietary Rights owned by Licensor with legal effect in the Territory, including, without limitation, the Proprietary Rights set forth in Schedule 2.

“Licensed Trademark” means any of the Marks set forth in Schedule 3, provided that: (i) if Licensor identifies use of any such Mark only for a specific Licensed Product, such Mark is a Licensed Trademark only with regard to such Licensed Product; and (ii) Licensor may at any time discontinue any such Mark as a Licensed Trademark, or replace any such Mark with a different Mark, or modify any such Mark, or add a Mark as a Licensed Trademark, by written notice to Licensee, in which case, in accordance with such written notice, such replaced or discontinued Mark shall cease to be a Licensed Trademark, such replacing or added Mark shall become a Licensed Trademark, and such modified Mark shall be a Licensed Trademark only as so modified.

“Licensee Personnel” means any officer, director, employee, agent, and contractor of Licensee, including, without limitation, any distributor, or any direct or indirect subdistributor of any distributor, of Commercial Units under agreement with Licensee.

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“Malware” means, individually and collectively, any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including, without limitation, viruses, worms, Trojan horses, bombs, backdoors, clocks, hidden keys, timers, traps or other disabling device code, or designs or routines that cause software or information to be erased, inoperable or otherwise incapable of being used, either automatically or with passage of time or upon command.

“Mark” means any trademark, service mark, trade name, corporate name, business name, domain name, design, logos, slogans, trade dress, and other designation of source or origin, and any common law right, registration, application for registration, extension, and renewal thereof or related thereto, and all goodwill of the business symbolized by any of the foregoing or associated therewith, any where in or throughout the world and under any law or legal system.

“Net sales” means the gross invoiced price for sales or other supplies of Licensed Products by the Licensee less only usual arms’ length trade discounts and rebates actually given or allowed (such discounts and rebates not to exceed 5% of the gross invoiced price), customs duties, transportation and insurance charges, and all taxes incurred on such sales.

“New End User” means, with regard to any Licensed Product and with regard to a specified point in time, any End User who has not previously, or has not during the preceding twelve (12) months’ time, procured such Licensed Product from Licensee or any authorized distributor of Licensee.

“Royalty” has the meaning set forth in Schedule 4.

“Projected Net Sales” means a forecast for Net Sales on a rolling 5 year period, to be determined annually during the Term by agreement in writing between the Licensor and the Licensee. In the event the Licensor and the Licensee cannot agree on the Projected Net Sales in any year, the Projected Net Sales from the immediately preceding period will apply.

“Proprietary Right” means any of the following, anywhere in or throughout the world and under any law or legal system: (i) any patent and any patent application (including, without limitation, any utility and design patent and patent application, and any provisional, continuation, continuation-in-part, divisional, reissue, reexamination, substitution, extension, and foreign, international and other counterpart and equivalent of any patent and/or patent application), and any right in or to or arising from any utility model, invention disclosure, patent disclosure, or invention (whether or not patentable), (ii) any copyright and any right similar thereto, whether arising from statute, regulation, common or judicial law, treaty or otherwise, and any registration, application for registration, and renewal thereof or related thereto, (iv) any mask work right, and any registration, application for registration, and renewal thereof or related thereto, (v) any moral right, including, without limitation, rights of attribution and integrity, (vi) any data base right and any right in or to or arising from any computer program (whether in source code, object code, or other form), algorithm, data, website, webpage, web address, web presence, uniform resource locator, or digital property or information, (vii) any right in or to or arising from any trade secret, any know-how, or any confidential information, (viii) any personality, likeness, publicity, and privacy right, and (ix) any other intellectual or industrial property right, whether existing now or being recognized or created in the future.

“Regulatory Authority” means any government or governmental or semi-governmental commission, agency or authority; any stock exchange on which the Company’s securities are listed; any judicial entity; minister, department, office, commission, delegate, instrumentality, agency, board, authority or organization of any government; regulatory organization established under statute; or any standards organization administering or superintending compliance with standards within the Territory, including, but not limited to, The Food and Drug Administration (FDA), European Economic Area (EEA) CE Mark, China’s National Medical Products Administration (formerly known as the China Food and Drug Administration), Australia’s Therapeutic Goods Administration, Japan’s Pharmaceuticals and Medical Devices Agency, Malaysia’s Medical Device Authority; and any entity endorsed, empowered, authorized or directed by any Regulatory Authority to track and/or maintain a database of, SARS-CoV-2 infections, deaths, recoveries and/or antibodies within the Territory.

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“Technology” means, individually and collectively, any material, item, document, documentation, technology, invention, creation, development, discovery, reduction to practice, design, process, method, equipment, practice, work, know-how, show-how, software, source code, object code, other code, data, database, device, product, prototype, specification, application, implementation, conception, idea, and information of any kind, whether tangible or intangible.

“Term” means the period commencing on the Effective Date and continuing until the termination, expiration, or cancellation of this Agreement.

“Termination Date” means the date this Agreement is terminated or cancelled in accordance with clause 8.

“Territory” means the worldwide.

1.2       Interpretation. In this Agreement: (i) any reference to “Section” means any of the numbered sections in this Agreement; (ii) any reference to “Schedule” means any of the numbered schedules appended after the signature page of this Agreement, which shall be deemed to be a part of this Agreement; (iii) any reference to any provision of a statute shall be construed as a reference to that provision as amended, re-enacted or extended at the relevant time; (iv) where this Agreement states that a Party “shall” or “will” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement; (v) the principle ejusdem generis shall not apply to any provision in this Agreement; (vi) the provisions of this Agreement shall not be interpreted against the drafter, and for purposes of any interpretation, both Parties shall be deemed to be drafters of this Agreement; (vii) all Section headings and Schedule titles are intended solely for the convenience of the Parties, and none will be deemed to affect the meaning or construction of any provision hereof; (viii) words of any gender used in this Agreement are intended to include any other gender, and words in the singular number include the plural, and vice versa, unless the context clearly indicates otherwise; (ix) all amounts in the agreement refer to amounts in United Sates of America dollars; (x) specifying anything in this Agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included; and (xi) other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

2.	Licenses

2.1       License. Licensor hereby grants to Licensee a non-transferable, non-assignable, royalty-bearing and fee-bearing, limited license during the Term, in accordance with the terms and conditions of this Agreement under (1) the Licensed Rights and (2) Licensor’s ownership and legally enforceable rights in Biosensor, solely:

a.       to act as the regulatory authorisation holder for the purpose of, prosecuting the application of, and obtaining any, Regulatory Approval, including, being authorized to carry out any one or more Investigation for the purpose of: (a) seeking approval from the relevant Regulatory Authorities to prosecute any approval for an Investigational Device to be used by an End User; and (b) applying for an IDE, including, obtaining approval for the Investigational Device to be shipped lawfully for the purpose of conducting Investigations for that Investigational Device, with an objective to submit such Investigations to the Regulatory Authority for Regulatory Approval.

b.       to promote, market, import into the Territory, manufacture (either as the, or through an, Authorized Supplier), offer, sell, and supply Licensed Products in the Territory, solely for use in the Territory, and

c.       to provide reasonable customer support services to End Users of, and health care practitioners referring such End Users to use, the Licensed Products in the Territory on the use of the Licensed Products,

d.       to use the Licensed Products only for the purposes identified and permitted pursuant to the regulatory approval obtained in the Territory, and

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e.       to collect for and on behalf of Licensor, Biosensor Data arising from use of Licensed Products in the Territory (the “License”). No other right or license is granted by Licensor under this Agreement in or to any Proprietary Right or related to any Biosensor IP. Licensor has the right, but not the obligation, to agree to add or expand the License hereby granted, including, but not limited to, by varying or adding to the Licensed Rights.

2.2	Exclusivity.

a.       The License is granted as an exclusive license in the Territory.

b.       The Licensor must (i) supply all Licensed Product as ordered by the Licensee in accordance with this agreement, (ii) ensure that all Anonymized End User Data and End User Identifiable Data is accessible to the Licensee, and (iii) ensure that all Licensed Product supplied to the Licensee will be of merchantable quality and in accordance with all laws and regulations in the Territory.

c.       Notwithstanding anything herein to the contrary, the License shall cease to be exclusive upon the latest Expiry Date of the Patents covered by the License.

2.3       Trademark and Promotional Material License. Licensor hereby grants to Licensee a non- transferable, non-assignable, limited license during the Term to use the Licensed Trademarks, and to reproduce, and use (without any modification or editing not approved in advance in writing) any exact copies of any Licensed Material, solely in the Territory and solely for the purpose of reasonably promoting, marketing, offering, selling the Licensed Products, all in accordance with the terms and conditions of this Agreement (“Marketing License”). No other right or license is granted by Licensor under this Agreement in or to any Licensed Trademark, any other Mark, or any Licensed Material. All use of the Licensed Trademarks shall comply with any trademark usage guidelines that Licensor may provide to Licensee, as may be amended from time to time by Licensor in its sole discretion with written notice to Licensee, and the provisions of this Section 2.3 and Section 2.4. Licensee shall ensure that any Commercial Unit of a Licensed Product promoted and marketed under any Licensed Trademark, or with regard to which any Licensed Trademark is used, meets the high quality of such Licensed Product made in accordance with Licensor’s specifications and requirements and has not been modified, altered, or degraded in any way. Licensee shall not use any Licensed Trademark on or in connection with any Commercial Unit that does not meet such quality requirements. Licensee may not use any Licensed Trademark in any way such that it is used as, or appears to be, conjoined with any other mark or name without Licensor’s express prior written consent and license and terms agreed to by Licensor in Licensor’s sole discretion. Licensee shall use each Licensed Trademark at all times with such notice (® or ™ as applicable) as directed by Licensor. Any Licensed Material shall include a notice of Licensor’s copyrights by using the symbol ©, followed by the name of Licensor (or such other name as identified by Licensor to Licensee) and the year identified by Licensor. Licensee may not modify, change, alter, cover, or obliterate in any way any such marking or notice.

2.4       Limitations. Licensee shall not assign or transfer, or grant any sublicense, or the right to sublicense, the license under this Agreement, or agree or commit to do so, without the express consent of the Licensor in writing. Licensee does not have any license to, and Licensee shall not: (i) use, practice, or reproduce any Biosensor Technology (other than as part of, and incidental to, the marketing or promotion of any Licensed Product under the License), or use, make, promote, market, manufacture, offer, sell, resell, represent, or license any product or service including or involving Biosensor Technology or Biosensor Proprietary Rights other than the Licensed Products under the License; (ii) promote, manufacture, market, offer, sell, and supply Licensed Products for any use other than its intended use measuring or determining any one or more Indicator in humans from blood or saliva; (iii) not reverse engineer, decompile, disassemble, modify, edit, change, amend, customize, adapt, copy or reproduce (except as and to the extent expressly permitted in the License), or create any Derivation of or to or from or based on any Licensed Product or any Biosensor Technology; (iv) without the prior written consent of Licensor include any Licensed Product in, or combine any Licensed Product with, any product or any service other than a Licensed Product; (v) use any Licensed Trademark or any Licensed Material for any product or service other than a Licensed Product during the Term under the Marketing License; (vi) do or omit to do anything that could adversely affect their validity or reputation or the reputation of Licensor or a Licensed Product or a Licensed Trademark; and (vii) cause, induce, or permit any third party to do, or assist any third party with doing, any of the foregoing, whether for the benefit of Licensee, such third party, and/or any other third party. Licensee must immediately notify Licensor in writing if it becomes aware of a breach, or attempted breach, of any of the above obligations.

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2.4       A Sublicense. On request of the Licensee, the Licensor must in good faith consider a request to allow the Licensee to sub-license its obligations under this Agreement to a third party. If provided, any consent will be subject to the Licensee retaining all rights, obligations and liability under this Agreement.

2.5       Licensed Products. Licensor may require any change to any Licensed Product by any Authorized Supplier and may make any change to any Licensed Material by Licensee, provided that such changes do not affect any Regulatory Approvals obtained by the Licensee. As of the effective time of such change, Licensee shall promote, market, import into the Territory, offer, sell, manufacture and supply such Licensed Product, and all Commercial Units thereof, consistent with such change, and use only Licensed Material with such change. Licensor shall not be liable in any way to Licensee for any such change or any costs, expenses, damages, or liability arising therefrom.

2.6       Infringements. Licensee shall give written notice to Licensor of any infringement or attempted infringement of any intellectual property rights in or to any Licensed Material that comes to Licensee’s attention and shall cooperate reasonably with Licensor, at Licensor’s reasonable and necessary expense and reasonable request, in preventing and stopping any such infringement.

2.7	Performance. Licensee shall:

a.       promote, market, manufacture, import, offer, sell, and supply the Licensed Products, and all Commercial Units, on an arm’s length basis in accordance with all applicable law and the requirements set forth in Schedule 5;

b.       monitor and exercise all reasonable vigilance and meet all regulatory requirements in respect of quality control, sample control, quality and control and any adverse events in respect of the Licensed Products; and

c.        Licensee shall be solely liable and responsible for all of its activities under this Agreement.

Without limitation, Licensor shall not be liable for or obligated to make to Licensee, and Licensee shall not have any right or claim against Licensor to, any fee, charge, compensation, reimbursement, or other payment of any kind in connection with any manufacturing, making, installing, embedding, offering, selling, or other activity of Licensee.

2.8       Regulatory Approvals. Licensee shall file for, prosecute the application, and obtain the relevant regulatory approvals, for each of the Licensed Products and all legal permits necessary for conducting clinical research, manufacturing, promoting, marketing, offering, or selling each Licensed Product to the relevant regulatory authorities within the Territory, which will include prosecuting the application for, and obtaining the relevant regulatory approvals for each Investigative Device referable to each Licensed Product (“Regulatory Approval”). Licensor agrees to provide all information that is necessary or advisable for obtaining the Regulatory Approval for each Licensed Product in each jurisdiction in the Territory.

3.	Fees and Royalties; Payment

3.1       Fees and Royalties. Licensee shall deliver to Licensor the reports, and pay to Licensor the Royalties (individually and collectively, the “Compensation”) as set forth in Schedule 4.

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3.2       Payment. Licensee shall pay all Compensation in readily available, indefeasible, unconditional funds, without any set-off or deduction, in United States Dollar currency in such manner as directed by Licensor. Any amount of Compensation that is unpaid when it is due shall accrue interest from the date it is due until Licensor’s receipt of the payment of such amount at the rate of the lower of (i) one-and-one- half percent (1.5%) per each full or partial calendar month or (ii) the highest enforceable rate of interest under applicable law. All such interest shall be paid simultaneously with the payment of the unpaid amount on which such interest accrued.

3.3       Tax. Licensee shall bear or be liable or responsible for any sales, use, excise, value added, or other applicable taxes, tariffs or duties, and none of which shall be included in or part of or deducted or withheld from any amount of any Compensation. In the event that such taxes, tariffs or duties are assessed against Licensor, Licensee shall reimburse Licensor on demand for any such amounts paid by Licensor. In the event that any such taxes, tariffs or duties are withheld from any payment to Licensor, Licensee shall gross up the amount of such payment such that Licensor receives the full amount of such payment without any such withholding.

3.4       Audit. Licensee will maintain financial records which are compliant with US generally accepted accounting principles (“GAAP”) regarding all Compensation and data and information on which the calculation of Compensation in accordance with Schedule 4 is based for a period of not less than five (5) years after the end of the calendar year in which such Compensation accrued. Licensor shall have the right, including through a certified public accountant, to audit and examine all such books and records upon providing Licensee with reasonable notice. Licensee agrees to provide all reasonable assistance to Licensor and to provide access to all personnel, employees and consultants and to premises at which books and records are retained for the purposes of the audit referred to above, Licensor agrees to conduct any such audit during regular business hours. Any amount of Compensation due but not paid shall be paid to Licensor immediately upon Licensee’s having notice of such non-payment. In the event that an audit conducted by an auditor discloses, with regard to any type of Compensation, an underpayment of any amount of such type of Compensation that is five percent (5%) or more of the full amount of such type of Compensation owed and due during the period of time audited and examined, Licensee shall pay all reasonable and necessary costs and expenses of such audit and examination. In the event that an audit has been conducted during the Term pursuant to which Licensee has become liable to pay all reasonable and necessary costs of the audit, all reasonable and necessary costs and expenses of all future audits conducted by Licensor during the Term will be at the cost of Licensee.

3.5       No Precedent. The Parties agree that the amount or rate of any Royalty or other Compensation is based on the particular circumstances of this transaction, shall not be deemed to be a precedent for any other transaction, whether between the Parties or of any third party, or in connection with any rights or remedies asserted by Licensor, and shall not be deemed to be an indication of what constitutes or may constitute, or be used in the determination of, a maximum reasonable royalty regarding any patent or other Proprietary Right of Licensor.

4.	Data

4.1       Anonymized End User Data. Licensee shall: (i) promptly upon adding an individual as a New End User, establish an Anonymized Identifier for such End User, (ii) promptly obtain as much of the Anonymized Demographic Information of such End User as may be lawfully and reasonably collected for such End User and record same under such Anonymized Identifier, (iii) continuously cause all Biosensor Data for such End User to be automatically transmitted in real time under such Anonymized Identifier with Licensee intercepting, storing, or capturing (but not modifying) any Biosensor Data, and (iv) retain all of the Anonymized Demographic Information of such End User and any shared Biosensor Data provided by Licensor to Licensee under such Anonymized Identifier in a single cohesive database that is part of the Anonymized Database. Licensee shall ensure that all Anonymized Demographic Information is at all times recorded, and all Biosensor Data are at all times transmitted, one-hundred percent completely and accurately under the correct Anonymized Identifier. Licensee shall within five (5) calendar days after each calendar month, and at all other times upon request of Licensor, deliver, or provide access to, any Anonymized Demographic Information collected during such calendar month, all in compliance with applicable law and as otherwise requested by Licensor, identified by the Anonymized Identifier therefor.

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4.2       End User Identifiable Data. Licensee shall obtain an express consent from any End User (in writing or such other form as required by applicable law and clearly provable in the event of any dispute) for the collection, processing, storage, transmission, and disclosure of all End User Identifiable Data and all Anonymized End User Data of such End User, including specifically, without limitation, all transmission thereof to, and the use under this Agreement, by Licensor of all Anonymized End User Data and, in the event of Section 8.3(b), all End User Identifiable Data, of such End User. Licensee shall ensure that the Anonymized Database at no time, and no Anonymized End User Data at any time, links or reference to any End User Identifiable Data or the End User Identifiable Database, or vice versa. In no event shall Licensee disclose, provide, or provide or permit access to any End User Identifiable Data of any End User to any third party other than to such End User except to the extent required by applicable law or with the written consent of the End User.

4.3       Databases. Licensee shall, on behalf of Licensor, establish and continuously maintain the Anonymized Database and the End User Identifiable Database (each, a “Database”) at its sole responsibility, cost, and expense. Licensee shall establish each Database such that it is at all times secured against any Interference and maintained in accordance with all applicable law, using state of the art and continuously updated firewalls anti-Malware software and tools, highly secured access, and other measures as reasonable. In the event of any Interference, Licensee shall promptly determine and notify Licensor of any impact of such Interference, and perform any notification and other actions as required by applicable law. Licensee shall at all times keep the Anonymized Database and the End User Identifiable Database completely digitally and physically separate without any links or cross-references between both. Licensee shall ensure that no Anonymized End User Data or Anonymized Identifier is stored or introduced into the End User Identifiable Database, and that no End User Identifiable Data is stored or introduced into the Anonymized Database.

4.4       Correlation Database. Licensee shall create and maintain a list, cross-references or other correlation of End Users or End User Identifiable Data with any Anonymized End User Data allowing the correlation of each End User’s End User Identifiable Data with the Anonymized End User Data collected from such End User (the “Correlation Database”), provided that the Correlation Database shall be maintained solely in a secure data base and server that is digitally and physically remote from the Databases and the servers including either of the Databases. Licensee shall establish the Correlation Database such that it is at all times secured against any Interference and maintained in accordance with all applicable law, using state of the art and continuously updated firewalls anti-Malware software and tools, highly secured access, and other measures as reasonable. In the event of any Interference, Licensee shall promptly determine and notify Licensor of any impact of such Interference, and perform any notification and other actions as required by applicable law. In the event of any adverse event related to a Licensed Product or its use (including, without limitation, a defect in a Licensed Product or a health or safety issue arising from its use) (“Adverse Event”), Licensee shall promptly notify Licensor of such Adverse Event and resolve such Adverse Event in collaboration and coordination with Licensor, including, without limitation, through use of the Correlation Database as necessary. Licensor shall have the right to access the Correlation Database and the information thereon if it is necessary to address a serious Adverse Event or if required or permitted by court order or governmental order in connection with an Adverse Event.

4.5       Ownership. Notwithstanding, and without limiting, the obligations and liability of Licensee for all Anonymized Data and the Anonymized Database as set forth in this Agreement, all Anonymized End User Data, and the Anonymized Database, shall be belong to, and be solely owned by, Licensor from the time of their creation. Licensee hereby assigns, transfers, and conveys any and all rights, title, and interest in and to any Anonymized End User Data effective at the time of the creation of such Anonymized Data and otherwise the earliest legally recognized and enforceable point in time if different, and all rights, title, and interest in and to the Anonymized Data Base and all Proprietary Rights in and to any Anonymized Data and all Proprietary Rights in and to the Anonymized Database. Licensee shall own during the Term all rights, title, and interest in and to all End User Identifiable Data and the End User Database, subject to the assignment, transfer, and conveyance and Licensor’s rights thereto under Section 8.3(b).

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4.6       Provision of Biosensor Data to Licensee. Licensor shall provide, after receipt of Biosensor Data under an Anonymized Identifier, certain of such Biosensor Data, as agreed with Licensee.

4.7       Provision of all data relating to regulatory approval. Licensee shall provide to Licensor a copy of all data, documents and material provided to or received from any Regulatory Authority (“Regulatory Data”). Licensee unconditionally and irrevocable provides a royalty free license to the Licensor to use, modify and exploit the Regulatory Data or incorporate the Regulatory Data into its own data, documents and material and in relation to which the Licensee will have no Proprietary Rights.

5.	Ownership and Reservation of Rights

5.1       Reservation of Rights. As between Licensor on the one hand and Licensee and all Licensee Personnel on the other hand, Licensor solely owns and shall solely retain all rights, title, and interest in and to any and all Biosensor Technology, Anonymized End User Data, Licensed Material, Licensed Trademarks, all Confidential Information of Licensor, any other Mark and any other Technology of Licensor or any Affiliate, and all Derivations to or of or from or based on or including any Biosensor Technology, Anonymized End User Data, Licensed Material, Licensed Trademark, Licensor’s Confidential Information, and/or such other Mark and such other Technology, and all Proprietary Rights in and to any of the foregoing (including, without limitation, all Biosensor Proprietary Rights), including, without limitation, all rights and remedies for or against any misappropriation of any of the foregoing Technology or any infringement or misappropriation of any such Proprietary Right, whether before, on, and/or after the Effective Date (collectively, “Licensor Property”). All rights in and to any and all Licensor Property are expressly reserved. Licensor does not, and shall not be deemed or held to make, have made, or have agreed to make, under or in connection with this Agreement or any performance or activities under or related to this Agreement, any assignment, conveyance, transfer, grant, license (except solely the License during the Term), or entitlement of any kind of or in or to any right, title, interest, lien, or encumbrance of any kind in or to or under any Licensor Property. If and to the extent that Licensee or any Licensee Personnel owns, co-owns, acquires, or is entitled to any right, title, interest, lien, or encumbrance of any kind in or to or covering any Licensor Property, Licensee hereby irrevocably and unconditionally assigns, transfers, and conveys to Licensor, and Licensee shall cause that any such Licensee Personnel irrevocably and unconditionally assign, transfer, and convey to Licensor, all of such right, title, interest, lien, or encumbrance of any kind, all without having any right or claim to any royalty, fee, or other payment or value of any kind against Licensor or any Affiliate.

5.2       Improvements. The Licensee agrees that all right, title and interest, including in any Technology or Derivation made by, or on behalf of, the Licensee in connection with the Biosensor IP will be owned by the Licensor (“Improvement”). The Licensee agrees to notify the Licensor of each Improvement made by, or on behalf of, the Licensee promptly after it is created. The Licensee assigns to the Licensor, as a present assignment all future right, title and interest in any intellectual property rights, including any Proprietary Rights, to each Improvement as soon as those rights are created. The Licensee agrees to sign all documents and do everything required by the Licensor for the purpose of vesting the intellectual property rights, including Proprietary Rights, in each Improvement to the Licensor. The Licensor agrees that the Proprietary Rights assigned to it by the Licensee will form part of the license granted to the Licensee under Section 2.1.

5.3       Protection. Subject to Section 5.5, Licensor shall have the sole right to decide whether to, and if so, the right to solely control over, protecting any of the Biosensor IP, Licensed Trademarks, Licensed Material, and other Licensor Property, including, without limitation, filing, prosecuting, and/or abandoning any patent application, and obtaining, maintaining, and/or abandoning any patent, for any Biosensor Technology or other Technology, and filing, prosecuting, and/or abandoning any trademark application, and obtaining, maintaining, and/or abandoning any trademark, for any Licensed Trademark, Licensed Material, or other Mark, work, or material, or to otherwise protect any Licensor Property, in the Territory. Licensee shall, upon and in accordance with Licensor’s request, assist Licensee with any such application, registration, patenting, or other protection or procedure. Subject to Section 5.5, Licensee has no right to, and shall not: (i) file or prosecute, any patent application, seek or obtain any patent, for or including any Biosensor IP; (ii) file or prosecute any application, or seek or obtain any registration, for any other Licensor Property; (iii) adopt or use as part of its Mark, or apply for, seek, or obtain a registration in the Territory, of or for, (aa) any Licensed Trademark or (bb) any other Mark of Licensor or (cc) any Affiliate or any Mark similar to a Licensed Trademark or such other Mark, or (did) any translation or transliteration of any of the foregoing (all except solely if and to the extent such right is granted expressly by Licensor in a written agreement with Licensee); (iv) claim any ownership or other right, title, or interest in or to, or challenge the ownership or any right of Licensor or any Affiliate in or to, or challenge the validity or enforceability of, any Licensor Property; and (v) cause, induce, or permit any third party to do, or assist any third party with doing, any of the foregoing, whether for the benefit of Licensee, such third party, and/or any other third party.

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5.4       Infringement and Enforcement. Licensee shall give written notice to Licensor of any infringement of any Licensed Right or misappropriation of any Biosensor Technology if, and promptly after, Licensee receives knowledge or suspicion thereof. Licensee shall cooperate reasonably with Licensor in preventing and stopping any such infringement or misappropriation. Subject to Section 5.5, Licensee shall not take any action or undertake any enforcement of any Licensor Property against any third party, and shall not cause, induce, or permit any third party to do, or assist any third party with doing, any of the foregoing, whether for the benefit of Licensee, such third party, and/or any other third party.

5.5       Protection and Enforcement by Licensee. If within ten (10) days of a written request by Licensee to take action (i) to protect any of the Biosensor IP, Licensed Trademarks, Licensed Material, and other Licensor Property in the Territory, or (ii) to enforce any of the foregoing Intellectual Property in the Territory, Licensor does not agree in writing to take such action, or if Licensor does not diligently pursue any such action after so agreeing in writing to take such action, Licensee may, at its own cost and expense, take any action reasonably necessary (x) to protect any of the foregoing Intellectual Property in the Territory, including, without limitation, filing, prosecuting, and/or abandoning any patent application, and obtaining, maintaining, and/or abandoning any patent, for any Biosensor Technology or other Technology, and any filing, prosecuting, and abandoning any trademark application, and obtaining, maintaining, and abandoning any trademark, for any Licensed Trademark, Licensed Material, or other Mark, work, or material, or to otherwise protect any Licensor Property, or (y) to enforce any of the foregoing Intellectual Property in the Territory.

5.6       Further Assurances. Licensee shall take, and cause all Licensee Personnel to take, all such actions and execute all such documents (including, without limitation, sign and execute any assignment, license, waiver, and other document, provide any testimony and evidence, and give any other assistance) as and when requested by Licensor to give effect to and implement the sole ownership of Licensor in and to any and all Licensor Property and/or assist Licensor with protecting and enforcing any of the Licensor Property.

6.	Confidentiality and Non-Disclosure

6.1      Confidential Information. The term “Confidential Information” means any data, documentation, material, and information that is owned by a Party or is disclosed, provided, or made available by a Party (such Party, the “Disclosing Party”) to, or directly or indirectly obtained from the Disclosing Party by, the other Party (the “Receiving Party”) under or in connection with this Agreement, other than any data, documentation, material, and information that is Non-Confidential Information. The term “Non-Confidential Information” means solely such information that, and to the extent it: (i) was known publicly, or was known by the Receiving Party without obligation of confidentiality or non-disclosure, at the time such Property was provided, disclosed, or made available or accessible by the Disclosing Party to, or obtained from the Disclosing Party by, the Receiving Party; or (ii) becomes known publicly thereafter through no action or fault of the Receiving Party or any of its employees, or (iii) is developed, created, discovered, or authored by the Receiving Party independently from this Agreement and any performance hereunder and independently from, and without reference to, any Confidential Information or Technology of the Disclosing Party, or acquired from a third party other than under a confidentiality and non-disclosure obligation; provided, however, that any and all. Notwithstanding the foregoing, (i) all Anonymized End User Data, and all Biosensor Technology (except for any part of the Biosensor Technology that is, and after it becomes, Non-Confidential Information), shall be conclusively deemed to be Confidential Information solely of Licensor, and (ii) all End User Identifiable Data shall be deemed to be Confidential Information of Licensee during the Term until delivery thereof to Licensor under Section 8.3(b).

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6.2       Permitted Use. The Receiving Partymay use, copy, reproduce, and utilize any Confidential Information that is provided or made accessible by the Disclosing Party to the Receiving Party as necessary (i) for such Receiving Party to perform any obligations or other activities of the Receiving Party, (ii) to disclose such Confidential Information to any Regulatory Authority in the Territory pursuant to law, regulation, order , or request; and (iii) to exercise any right that the Receiving Party is granted or has, in or under this Agreement (collectively, “Permitted Use”).

6.3       Permitted Disclosure. The Receiving Party may disclose or make available any Confidential Information of the Disclosing Party to any employee or contractor of such Receiving Party (and if the Receiving Party is Licensee, only any Licensee Personnel with, and to the extent of, a need to know such Confidential Information) solely as necessary for any Permitted Use and if and while such employee or contractor is subject to confidentiality and non-disclosure obligations (whether pursuant to a written agreement or written policy) that are no less stringent than those in this Section 6 (such employee or contractor, a “Permitted Disclosee”).

6.4       Prohibitions. Except solely to the extent expressly permitted under Section 6.2 and Section 6.3, the Receiving Party hereby agrees that it will not, directly or indirectly, use, copy, reproduce, utilize, disclose, provide or reveal to, or permit or give access to, any third party, or publish, disseminate, or distribute, any Confidential Information of the Disclosing Party, or any part thereof, in whatever form or format.

6.5       Obligations. The Receiving Party shall (a) take the same precautions to protect the confidentiality of the Confidential Information as it takes for its own Confidential Information, but in no event less than reasonable precautions and (b) cause any and all Persons to which access to the Confidential Information is given by such Receiving Party to enter into non-disclosure and confidentially agreements with the same terms set forth herein with regard to such Confidential Information. In the event that applicable law requires disclosure of any Confidential Information, the disclosure of such Confidential Information shall be subject to the following provisions of this Section 6.5. If the Receiving Party or any employee, agent or contractor is requested under, or required by, law to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement and reasonably assist the Disclosing Party with seeking an appropriate protective order or other remedy as decided by the Disclosing Party. If such protective order or other remedy is not obtained, or to the extent that the Disclosing Party waives compliance with the terms of this Agreement, the Receiving Party or any Permitted Disclosee will disclose only such of the Confidential Information it is legally required to disclose and will use its best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

6.6       This Agreement. This Agreement, and the terms hereof and thereof, shall be deemed to be Confidential Information of Licensor only, provided that Licensee may disclose and use this Agreement: (i) in connection with receiving legal or financial advice from a contractor of Licensee that is subject to a confidentiality obligation regarding this Agreement; (ii) any assertion or enforcement of any right or remedy under or related to this Agreement; or (iii) if and to the extent required by law upon compliance with Section 6.5.

6.7       On Request. On the request of the Disclosing Party, the Receiving Party must: (i) cease all use of the Confidential Information of the other party; (ii) destroy or delete all records and copies of the Confidential Information in its possession; (iii) return to the other party all other Confidential Information of the other party in its possession (including all copies of the same); and (iv) provide to the other party a written certificate confirming compliance with the requirements of this Section 6.7, provided that each party may retain one copy of the Confidential Information of the other party to the extent required by law or for use solely in the event of a dispute arising out of this agreement. In complying with this clause, the Receiving Party shall not be required to destroy any copies of the Confidential Information which are maintained in electronic form in back-up tapes, servers, or other sources as a result of the Receiving Party’s normal back-up procedures for electronic data, provided that provided that such copies are: (v) collected under the Receiving Party’s usual back-up processes; (vi) are not readily accessible by the Receiving Party; and (vii) no attempt is made to recover such Confidential Information from the back-up tapes, servers or other sources (except for legal or compliance purposes).

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7.	Warranties; Liability

7.1       Representations and Warranties. Each Party represents and warrants that it has the authority to enter into this Agreement, it is not a party to any agreement of any kind that will or may prevent Licensee from entering into or performing its obligations under this Agreement, and the execution, delivery and performance of this Agreement by such Party has been duly and properly authorized by all necessary corporate actions, and this Agreement constitutes the valid and binding obligation of such Party. In addition, Licensee warrants and represents that it will engage in any activities under this Agreement in a professional, good and workmanlike manner in compliance with all applicable law and all good business and medical professional ethics in the Territory, that it will not, directly or indirectly, claim ownership or co-ownership in or to, or challenge or contest Licensor’s ownership or rights in or to, or the validity or enforceability of, any Licensor Property, or assist or support any third party making such claim, challenge, or contest, that it will perform all activities under this Agreement without disclosing, deliberately or inadvertently, any confidential information of a third party or misappropriating or violating any third party’s property or right. The Licensor represents and warrants to the Licensee that it is the legal and beneficial owner of all intellectual property rights in respect of the Licensed Property and the exercise by the Licensee of its rights under this Licence Agreement in respect of the Licenced Product will not violate any third party’s property or right.

7.2       DISCLAIMER. WITH THE SOLE EXCEPTION OF A PARTY’S WARRANTIES EXPRESSLY SET FORTH IN SECTION 7.1, SUCH PARTY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OR CONDITION, AND SUCH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AND CONDITIONS OF ANY KIND, EXPRESS, IMPLIED, AND STATUTORY. LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES AND CONDITIONS RELATED TO ANY LICENSED PRODUCT, LICENSED TRADEMARK, LICENSED MATERIAL, LICENSED RIGHTS, BIOSENSOR TECHNOLOGY, AND LICENSOR PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES AND REPRESENTATIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT, TITLE, OR WORKMANSHIP.

7.3       EXCLUSION AND LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR ANYBODY CLAIMING THROUGH THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, SPECIAL, OR LIQUIDATED DAMAGES OR LOSSES, INCLUDING, WITHOUT LIMITATION, PROPERTY DAMAGE, DEATH, PHYSICAL OR PSYCHOLOGICAL HARM OR INJURY, LOST BUSINESS OR LOST PROFITS, OF ANY KIND UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES THAT ARISE FROM ANY USE OF ANY LICENSED TECHNOLOGY. IF A PARTY IS LIABLE FOR ANY DIRECT DAMAGES OR LOSSES UNDER THIS AGREEMENT, OR FOR ANY DAMAGES OR LOSSES THAT CANNOT BE VALIDLY EXCLUDED UNDER THE FOREGOING PROVISION OF THIS SECTION 7.3, THE TOTAL AND AGGREGATE DAMAGES AND LOSSES FOR WHICH SUCH PARTY IS LIABLE UNDER THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO THE SUM OF THE ROYALTY PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT WITHIN TWELVE (12) MONTHS PRIOR TO ASSERTING SUCH CLAIM FOR SUCH DAMAGES AND LOSSES, BUT IN NO EVENT MORE THAN THE AGGREGATE AND TOTAL OF ALL ROYALTY AMOUNTS PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY INDEMNITY, CONTRIBUTION, OR OTHER OBLIGATION OR LIABILITY WITH REGARD TO ANY OBLIGATION OR LIABILITY OF LICENSEE OR ANY LICENSEE PERSONNEL, REGARDLESS OF THE LEGAL BASIS OF ANY SUCH OBLIGATION OR LIABILITY AND WHETHER OR NOT LICENSOR HAS BEEN NOTIFIED OF THE RISK THEREOF. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 7.3, IN NO EVENT SHALL ANY LIABILITY OR OBLIGATION OF LICENSEE (i) UNDER SECTIONS 4, 5, 6, 7.4, AND/OR 8.3, OR FOR ANY PERFORMANCE, OR FOR ANY BREACH OF OR DEFAULT UNDER OR NON-PERFORMANCE OF, ANY OBLIGATION OR LIABILITY UNDER SECTIONS 4, 5, 6, 7.4, AND/OR 8.3, OR (ii) FOR INFRINGEMENT OF ANY PROPRIETARY RIGHT, OR FOR MISAPPROPRIATION OF ANY TECHNOLOGY, OF LICENSOR OR A THIRD PARTY AFFILIATE OF LICENSOR, OR (iii) TO THE EXTENT LICENSEE’S LIABILITY MAY NOT BE EXCLUDED UNDER APPLICABLE LAW, OR (iv) FOR ANY COMPENSATION OR OTHER PAYMENT OWED TO LICENSOR UNDER THIS AGREEMENT, BE EXCLUDED OR LIMITED UNDER THIS SECTION 7.3.

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7.4       Indemnity by Licensee. Licensee hereby agrees to defend, indemnify, and hold harmless Licensor, all Affiliates, and all officers, directors, employees, and agents of Licensor or any Affiliate (collectively, the “Indemnitees”) from and against any claim, action, suit, litigation, demand, allegation, arbitration, proceeding, judgment, order, damages, loss, liability, injury, costs, expenses (including, without limitation, reasonable attorneys’ fees and witness and other defense costs), settlement, and other payment obligation of any Indemnitee arising from or in connection with or related to: (i) any promotion, marketing, import, representation, offer, sale, resale, distribution, or supply of any Licensed Product or any Commercial Unit or violation of this Agreement, (ii) any activities of performance of, or any claims by, or any non- conformance or conduct of, any Licensee Personnel, (iii) any collection, storage, processing, transmission, disclosure including unauthorized disclosure, or use of any Anonymized End User Data or any End User Identifiable Data, including any data or security breach or Interference, or any Database, or any failure to comply with any provision of Section 4 or any applicable law related to any data or information including, without limitation, any failure to obtain all required consents and approvals for collection, storage, processing, transmission, disclosure, and use of any Anonymized End User Data or any End User Identifiable Data as provided or contemplated under this Agreement, (iv) any direct or indirect infringement or violation of any Proprietary Right of any third party resulting from, in connection with, or related to any activities of Licensee or any Licensee Personnel, and/or (v) any negligence or willful misconduct or violation of any applicable law of Licensee or any Licensee Personnel (regardless of any contributory or comparative negligence of any Indemnitee, but not for any damages to the extent resulting from such contributory or comparative negligence of any Indemnitee).

7.5       Savings Clause. Only in the event, and solely to the extent, that any part or provision of the foregoing provisions in this Section 7 is invalid or unenforceable in any particular state or jurisdiction, such part or provision shall be interpreted both to be valid and enforceable and to conform to the greatest extent possible to the intent and purpose of such part or provision as set forth in this Section 7 and this Agreement.

7.5A   Indemnity by Licensor. Licensor hereby agrees to defend, indemnify, and hold harmless Licensee, all Affiliates, and all officers, directors, employees, and agents of Licensee or any Affiliate (collectively, the “Licensee Indemnitees”) from and against any claim, action, suit, litigation, demand, allegation, arbitration, proceeding, judgment, order, damages, loss, liability, injury, costs, expenses (including, without limitation, reasonable attorneys’ fees and witness and other defense costs), settlement, and other payment obligation of any Licensee Indemnitee arising from or in connection with or related to: (i) any third party claim that the exercise by the Licensee of its rights under this License Agreement in respect of the Licensed Product is in violation of their property or rights, and (ii) any Licensed Product regulatory or quality recall or any consumer or user claims or liability in relation to Licensed Product (regardless of any contributory or comparative negligence of any Licensee Indemnitee, but not for any damages to the extent resulting from such contributory or comparative negligence of any Licensee Indemnitee).

8.	Term; Termination

8.1	Term.

This Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 8.2.

8.2	Termination.

a.       Licensee may terminate this Agreement by providing Licensor with written notice of termination in the event: (i) of a material breach of this Agreement by Licensor, which material breach shall be identified in such written notice, and which termination shall become effective at the end of thirty (30) days of such written notice of termination unless Licensor fully cured such material breach within such thirty (30) day period; or (ii) that Licensor discontinues its business operations, takes steps to dissolve or cease to exist, admits its inability to pay its debts as they become due, files or is or becomes subject to a petition in bankruptcy (or similar reorganization proceeding) or makes a general assignment for the benefit of its creditors, or becomes subject to the appointment of a receiver. Licensee also may terminate this Agreement at any time after the tenth (10th) anniversary of the Effective Date by providing Licensor 180 days’ prior written notice.

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b.       Licensor may terminate this Agreement by providing Licensee with written notice of termination in the event that Licensee discontinues its business operations in relation to the Licensed Products, or takes steps to dissolve or cease to exist.

8.3	Effect of the End of the Term.

a.       Upon the termination of this Agreement, Licensee shall, and Licensee shall cause Licensee Personnel to, (i) immediately cease any promotion, marketing, import, representation, offer, sale, resale, distribution, or supply of any Licensed Product, use of any Licensed Trademarks and any Licensed Material, and any other licensed activities, (ii) pay all amounts of Compensation owed and unpaid, (iii) return to Licensor (or, if and to the extent expressly requested by Licensor to Licensee, irretrievably destroy or dispose of as directed by Licensor) all Licensed Products not sold (provided that Licensee shall deliver any Licensed Product at that time already sold by Licensee), all Confidential Information of Licensor, all copies of any Licensed Material, and any other Licensor Property in the direct or indirect possession or control of Licensee or any Licensee Personnel, and (iv) irretrievably delete any copy or manifestation of any Confidential Information of Licensor and any Licensed Material that may remain in the possession or control of Licensee or any Licensee Personnel after such return, destruction, or disposal. Upon Licensor’s request, Licensee shall certify to Licensor Licensee’s full compliance with the terms of this Section 8.3(a).

b.       Upon the termination of this Agreement, Licensee shall promptly: (i) transfer to Licensor each Database and the Correlation Database, together with all passwords and access information thereto, in an unencrypted, readable, and formattable form with all data and information therein or related thereto (including, without limitation, all End User Identifiable Data), keeping the Anonymized Database and its data strictly separate from the End User Identifiable Databased and its data, and keeping each Database strictly separate from the Correlation Database, and (ii) following such successful transfer and receipt by Licensor, following confirmation thereof by Licensor, irretrievably and finally delete all Anonymized End User Data, all Anonymized Identifiers, all End User Identifiable Data, and all other data and information related to any End User or Anonymized Identifier, in the possession or under the control of Licensee or any Licensee Personnel, and (iii) certify to Licensor Licensee’s full compliance with the terms of this Section 8.3(b).

c.       Upon the termination of this Agreement in any way, Licensee shall promptly transfer all Regulatory Approvals and any other approvals applied for or held by the Licensee to Licensor or a third party or third parties identified by Licensor to Licensee, and take any action necessary to legally effect such transfer, at Licensee’s risk, responsibility, cost, and expense. Licensee may not transfer, agree to transfer, promise, or be committed in any way to transfer any Regulatory Approval/ and any other approvals applied for or held by the Licensee to any third party without Licensor’s express prior written consent.

8.4       Survival. All provisions in Section 3 (with regard to any Compensation owed and unpaid), Section 4.5, Sections 4.1-4.4 and 4.6 (with regard to any performance or non-performance prior to compliance with Section 8.3(b)), Section 5, Section 6 (other than Sections 6.2 and 6.3), Section 7, Section 8.3, and Section 9, and this Section 8.4, and Section 1 as relating to such surviving provisions, shall survive the termination, cancellation or expiration of this Agreement.

9.	Miscellaneous

9.1       Remedies; Injunctive Relief. Licensee recognizes that, in the event of any breach or anticipated breach of any provisions in Sections 2, 4, 5, 6, and/or 8.3 by Licensee, Licensor’s right to damages may not be sufficient to avoid, prevent, or compensate Licensor for any harm arising from such breach. Therefore, Licensee expressly agrees that Licensor is entitled to seek injunctive relief or specific performance, without need or obligation to post any bond, to enforce any right, license, obligation, agreement, covenant, term and condition in or under Sections 2, 4, 5, 6, and/or 8.3 against Licensee, in addition to any other rights and remedies available to Licensor, including, without limitation, any damages, all as Licensor elects in its sole discretion.

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9.2       Relationship of the Parties. The Parties agree that they are independent contractors and will always represent themselves to any third parties only as an independent contractor. The Parties are not, and nothing in this Agreement shall be interpreted that the Parties are, partners, joint venturers, co-owners or otherwise participants in a joint or common undertaking. The employees or agents of one Party are not, and shall not be construed to be, employees or agents of the other Party, and such other Party shall not be liable for, have any obligations to, and may not be bound by such employees and agents of the first Party.

9.3       Compliance with Law. Each Party shall perform all activities and obligations under or in connection with this Agreement in accordance with all applicable law. Each Party shall comply with all applicable trade, import and export laws, rules and regulations with respect to any Licensed Product and Licensed Material and their use or deliverable. If requested by a Party, the other Party agrees to sign written assurances and other export-related documents as may be required to comply with U.S. export regulations. In addition, each Party specifically agrees to comply with all applicable anti-corruption law (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended from time to time, the Bribery Act 2010 of the United Kingdom, and any other applicable foreign or domestic anti-bribery and anti-corruption laws and regulations, and any laws intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions).

9.4       Assignment. Licensee may not transfer this Agreement, or assign any right or delegate any responsibility or obligation of Licensee under this Agreement, in whole or in part, without the prior written consent of Licensor. Any attempted transfer, assignment, or delegation by Licensee in contravention of the foregoing shall be null and void. Licensor may transfer this Agreement, and assign any right and delegate any responsibility or obligation of Licensor, at any time without consent or notice to Licensee. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties. Nothing in this Agreement shall prevent Licensor from, or limit Licensor in, assigning or transferring or granting any right (subject to Section 2.2) in or to any Licensor Property.

9.5       Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding and agreement between the Parties hereto related to the subject matter hereof. Neither this Agreement nor any term or provision hereof may be waived, changed, discharged or terminated except by an instrument in writing signed by the person against whom the enforcement of any waiver, change, discharge or termination is sought. No modification, amendment, supplement to or waiver of any provision of this Agreement will be binding upon the Parties unless made in a writing identifying the relevant provisions and signed by each Party through its authorized representative. A failure of either Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder. An transfer, assignment, or delegation permitted under Section 9.4 shall not constitute any modification, amendment, variation, or extension under the immediately preceding sentence if this Agreement does not change as a result of such assignment (other than the identity and contact information of the assignor to the assignee).

9.6       Governing Law. THE VALIDITY, ENFORCEABILITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY UNITED STATES FEDERAL LAWS, TO THE EXTENT APPLICABLE, AND THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD OF ANY CONFLICT OF LAWS PROVISION THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION, AND THE TERMS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH SUCH LAWS.

9.7	Disputes

a.       In the event of any controversy or claim arising out of, relating to or in connection with the License, any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the CEO (or equivalent) of Licensor and to the CEO (or equivalent) of Licensee, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 9.7(b).

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b.       If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree to try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that, in the case of a legal dispute, if such mediation has not occurred within sixty (60) days after a written request for mediation by either Party, then either Party may proceed to resolution pursuant to Section 9.7(c). Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.

c.       Any dispute of a legal nature arising out of or connected with the interpretation or enforcement of the legal duties, rights and obligations under this Agreement, including without limitation, its validity, application or termination, that cannot be settled by negotiation pursuant to Section 9.7(a) or mediation pursuant to Section 9.7(b) shall be referred to and finally resolved by arbitration by the ICC International Court of Arbitration of the International Chamber of Commerce. The arbitration shall consist of a single arbitrator mutually agreed by the Parties, or, in the absence of such agreement, the arbitration shall consist of a panel of three (3) arbitrators who shall arbitrate the dispute, one to be selected by Licensor, one to be selected by Licensee, and the third to be selected by mutual agreement of the first two (2) arbitrators so selected. Any arbitration shall take place in Sydney, Australia, and any arbitration proceeding shall be conducted according to the laws selected under Section 9.6. The Parties shall conduct the arbitration as expeditiously as possible. Within fifteen (15) days after the conclusion of the arbitration hearing, the arbitrators shall issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall not be authorized to reform, modify or materially amend this Agreement or any provision hereof. The arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that they determine to be just or equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be final and binding and may be enforced by any court having jurisdiction. The Parties waive any right to appeal the arbitration award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending or during arbitration; and (iii) to enforce any decision of the arbitrator, including the final award.

d.       Notwithstanding the provisions of Sections 9.7(a) – 9.7(c), (i) Licensor may seek, obtain, and enforce any injunctive relief (including, without limitation, for preliminary, emergency, temporary, permanent, or final injunction, specific performance, or other similar relief under any applicable law) pursuant to Section 9.1, for any threatened or commenced infringement of any Proprietary Right or misappropriation of any Technology, and/or for asserting any ownership in or to any Licensor Property; and (ii) Licensor may, but shall not obligated to, proceed under Sections 9.7(a) – 9.7(c) with regard to any cross-claim or third-party claim or other assertion of a claim by Licensor in a third party’s legal proceeding against Licensor, Licensee, or both Parties. With respect to any of the foregoing in this Section 9.7(d), and with regard to the enforcement of any arbitration award rendered pursuant to Sections 9.7(a) – 9.7(c), each Party consents and submits to the non- exclusive jurisdiction of, waiving any objections to personal jurisdiction in, competent state and federal courts in the State of New York, United States of America for any litigation or proceeding, and to the venue of such litigation or proceeding in New York City (Borough of Manhattan), New York, United States of America.

e.       All proceedings under this Section 9.7 shall be conducted in the English language and all documents exchanged between the Parties and/or submitted in the context of a proceeding under this Section

9.7 shall be in English or shall be accompanied with a certified English translation of the original document.

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9.8       Severability. If any provision of this Agreement is held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Agreement, as appropriate. The remainder of this Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the Parties’ intent in entering into this Agreement, as appropriate.

9.9       Notices. All notices, demands, or other communications to be given or delivered to a Party under or by reason of a provision of this Agreement shall be in writing and shall be deemed to have been given to such Party when: (i) delivered personally to such Party at, or sent to such Party by reputable express courier service (charges prepaid) to, such Party’s address set forth in the caption of this Agreement or another address notified hereunder in writing at least thirty (30) days before such notice, demand, or other communication by such Party to the other Party, addressed to the attention of (a) the CEO (or equivalent) if notice is to Licensee, or (b) addressed to the attention of CEO (or equivalent) if notice is to Licensor.

9.10       Counterparts. This Agreement may be executed in one or more counterparts (any one of which may be by facsimile or PDF), all of which shall constitute one and the same agreement.

9.11       Consent. Any waiver or consent that may be provided by Licensor under this Agreement may be given or not given in Licensor’s sole discretion having regard to, amongst other things, without limitation, its own business interests.

IN WITNESS WHEREOF, each Party has executed this Agreement as of the Effective Date.

LICENSOR:		LICENSEE:

Life Science Biosensor Diagnostics Pty Ltd.		GBS Inc

By:	/s/ Con Tsigounis	By:	/s/ Harry Simeonidis
Name:	Con Tsigounis	Name:	Harry Simeonidis
Title:	Director	Title:	President and Director
Date:	23 June 2020	Date:	23 June 2020

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Schedule 1

Licensed Products

The Licensed Product comprises a product using the Organic Thin Film Technology, the Biosensor Technology encompassing:

●	a biosensor strip for antibodies against SARS-CoV-2;
●	a proprietary smartphone application for the purpose reading, storing, analyzing and providing patient support programs for any one or more of the Indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2); and/or
●	a dedicated sensor strip reading device for any one or more of the Indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

that is derived from the Licensed Rights.

Schedule 1 - 1

Schedule 2

Licensed Rights

As advised by the Licensor to the Licensee from time to time in writing, but includes the following:

1.	The invention(s) described in PCT/AU2013/000207 and associated patent applications: Australian provisional patent application 2012900885; PCT/AU2013/000207; Chinese patent application 201380022888.2; US patent application 14/382927, only to the extent to measure the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2);

2.	The invention(s) described in the publication ‘printable organic thin film transistors for glucose detection incorporating ink jet printing of the enzyme recognition element, and the invention(s) described in PCT/AU2016/050555 and associated patent applications: PCT/AU2016/050555 and the National Phase applications it will ultimately produce, only to the extent to measure the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2);

3.	all project intellectual property within the field, only to the extent to measure the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

and any other rights in relation to such inventions with respect to existing and future patents (including any divisions, continuations, continuations in part, renewals, reissues, extensions, supplementary protection certificates, utility models and foreign equivalents) and rights with respect to existing and future patent applications and patentable inventions in respect of SARS-CoV-2 antibodies detection.

Schedule 2 - 1

Schedule 3

Licensed Trademarks

Common law trade mark ‘COV-2 Biosensor’

Such registered marks as advised in writing by the Licensor to the Licensee from time to time

Schedule 3 - 1

Schedule 4

Royalties

1.       For each jurisdiction in the Territory, for the one year period commencing on the first day of the first fiscal quarter that starts after the receipt of all required Regulatory Approvals in such jurisdiction, and for the one year period commencing on each anniversary of such day (each, a “Royalty Year”), the Licensee must pay the Licensor the Yearly Projected Royalties (as defined below), in four equal installments (the “Royalty Installments”) on the first day of each fiscal quarter during such Royalty Year (each, a “Royalty Quarter”) or by the 5th day after the Yearly Projected Royalties for the Royalty Year have been determined in accordance with this Schedule, if later.

2.       At the end of each fiscal quarter, the Licensee will calculate the actual royalties that were generated in accordance with Section 5 of this Schedule in each jurisdiction in the Territory in that fiscal quarter (“Actual Quarterly Royalties”) and submit such calculations to the Licensor (“Royalty Calculations”). Within 3 days after receiving the Royalty Calculations, the Licensor will either confirm in writing that it accepts the Royalty Calculations or provide written calculations or other evidence showing any adjustments it requires the Licensee to make to the Royalty Calculations (“Royalty Amendment Notice”). Within 3 days after receiving the Royalty Amendment Notice, the Licensee must amend the Royalty Calculations to conform with the Royalty Amendment Notice, unless the calculations in the Royalty Amendment Notice are materially incorrect. If the Licensee, acting reasonably, forms the opinion that the calculations in the Royalty Amendment Notice are materially incorrect, then the procedure under section 9.7 of the Agreement will apply for the purpose of determining the correct Royalty Calculations.

3.       For any jurisdiction and fiscal quarter with respect to which a Royalty Installment was paid, if the Actual Quarterly Royalties for such jurisdiction and fiscal quarter (as provided by the Royalty Calculations) are greater than the Royalty Installment for such jurisdiction and fiscal quarter, the Licensee will pay the Licensor the calculated difference between the Actual Quarterly Royalties and the Royalty Installment for such jurisdiction and fiscal quarter within 30 days after the Royalty Calculations are accepted by the Licensor or resolved by the parties under section 9.7. For the avoidance of doubt, each Royalty Installment shall act as the minimum royalty payment, and there will be no adjustment if the Actual Quarterly Royalties for a jurisdiction are less than the Royalty Installment for a jurisdiction for a Royalty Quarter.

4.       For any jurisdiction and fiscal quarter with respect to which a Royalty Installment was not paid, the Licensee will pay the Licensor the Actual Quarterly Royalties for such jurisdiction and fiscal quarter within 30 days after the Royalty Calculations are accepted by the Licensor or resolved by the parties under section 9.7.

5.	Royalty payments shall be:

a.	13% based on Net Sales of Commercial Units prior to the latest Expiry Date of the Patents covered by the License, and 3% based on Net Sales of Commercial Units after such date; and

b.	13% based on Net Sales of an optional dedicated reading device.

6.       No later than 30 days prior to the beginning of each Royalty Year for a jurisdiction in the Territory, the parties agree to meet in good faith to determine the expected market growth of such jurisdiction during such Royalty Year in respect of the epidemiologic data made publicly available. (“Expected Market Growth”). The Expected Market Growth will be based on epidemiologic projections besed on screening population needs, diagnostic needs and prevaccination screening, when vaccination becomes available as agreed between the parties. If the parties cannot agree on the Expected Market Growth or cannot agree that a 7% Additional Growth Percentage (as defined below) is reasonably attainable by the Company, within 7 days prior to the beginning of a Royalty Year, either party may commission an independent qualified third party to determine the Expected Market Growth for the period and the Additional Growth Percentage that is reasonably attainable. The parties agree to share the cost of any such third-party report commissioned. The Expected Market Growth and Additional Growth Percentage either determined by agreement between the parties or reported by a commissioned third party will be applied annually at the first day of each Royalty Year.

Schedule 4 - 1

7.       The Licensee must, on the first day of each Royalty Year for each jurisdiction in the Territory for which all required Regulatory Approvals have been received, or on such later date as the Expected Market Growth and Additional Growth Percentage have been determined in accordance with Section 6 of this Schedule, submit to the Licensor the Yearly Projected Royalties for such jurisdiction and Royalty Year. The “Yearly Projected Royalties” shall be calculated in accordance with Section 5 of this Schedule based on sales projections for Commercial Units to be sold by the Licensee in such jurisdiction during such Royalty Year as follows:

a.	for the first Royalty Year for a jurisdiction in the Territory, the sales projections for the quantity of Commercial Units to be sold by the Licensee in that Royalty Year shall be as determined and agreed by the parties, and

b.	for each subsequent Royalty Year for a jurisdiction in the Territory, the sales projections for the quantity of Commercial Units to be sold by the Licensee in that Royalty Year shall be the Commercial Units sold during the prior Royalty Year multiplied by the Expected Market Growth, plus 7%, or such other percentage as is determined in accordance with Section 6 of this Schedule, for each Royalty Year through the tenth (10th) Royalty Year (the “Additional Growth Percentage”).

8.       For the avoidance of doubt, Actual Quarterly Royalties, Royalty Calculations, Royalty Amendment Notices, Expected Market Growth, Additional Growth Percentages, Yearly Projected Royalties and Actual Quarterly Royalties are calculated, projected and determined on a jurisdiction by jurisdiction basis.

Schedule 4 - 2

Schedule 5

Requirements

Licensee shall promote, market, manufacture, import, offer, sell, and supply the Licensed Products, and all Commercial Units, in accordance with all applicable law and the following requirements, or as otherwise advised in writing by the Licensor:

1.	All Licensed Products and Commercial Units will be manufactured and supplied to each distributor or End User without the supply or inclusion of any other product in accordance with: (i) any Regulatory Approvals and laws regulations and by-law of any Regulatory Authority; and (ii) any Good Manufacturing Practices;

2.	All Licensed Products must be promoted and offered for use only in accordance with its regulatory approved use in the Territory and in accordance with all relevant medical governance regulation;

3.	Ensure that all Licensed Product is packaged in accordance with all regulatory requirements in the Territory including in an accepted language in the Territory;

4.	The Licensed Products and Commercial Units must be supplied to distributors or End Users, in accordance with any Regulatory Approvals received from Regulatory Authorities. The Licensee must not interfere with, re-arrange, add or subtract from the supplied packaging of the Licensed Products and Commercial Units;

5.	The Licensed Products and Commercial Units must be supplied to distributors or End Users in the label and packaging form as approved by any Regulatory Authority and may not include any branding of the Licensee or any other third party;

6.	The Licensed Products and Commercial Units must be supplied to each End User in quantities as directed by the Licensor in writing;

7.	Licensee must satisfy all regulatory requirements pertinent to vigilance and risk management of the device as provided by the Regulatory Authorities.

8.	Sufficient records must be collated and retained to allow all Licensed Products and Commercial Units to be recalled if required by any government agency in the Territory or the Licensor; and

9.	The Licensor must retain samples of each batch of the Licensed Products for a period of 7 years.

10.	The Licensor must, subject to regulatory requirements in the Territory, package all Licensed Product in accordance with the reasonable written requirements of the Licensee.

11.	The Licensor must to the best of its abilities supply and fulfill requests for all materials & information within its control necessary for the licensee to fulfill its obligations under this agreement.

Schedule 5 - 1